Exhibit 99.1

Capital One Financial Corporation
Monthly Charge-Off and Delinquency Metrics
As of and for the month ended May 31, 2025(1)

	Loans Held for Investment		Net Charge-Offs		30+ Day Performing Delinquencies		Nonperforming Loans
(Dollars in millions, except as noted)	Average	Period-End	Amount	Rate(2)	Amount	Rate(3)	Amount	Rate(4)
Credit Card:(5)
Domestic	$149,597	$152,356	$694	5.57%	$5,864	3.85%	N/A	N/A
Consumer Banking:
Auto	78,860	79,279	68	1.04	3,723	4.70	$605	0.76%
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(1)Effective May 18, 2025, Capital One completed its previously announced acquisition of Discover Financial Services (“Discover”). The information presented above includes legacy Capital One metrics and excludes Discover operations.
(2)Net charge-off rate is calculated by dividing annualized net charge-offs for the period by average loans held for investment during the period for the specified loan category. Net charge-offs and the net charge-off rate are impacted periodically by fluctuations in recoveries, including impacts of debt sales.
(3)30+ day performing delinquency rate is calculated by dividing 30+ day performing delinquent loans as of the end of the period by period-end loans held for investment for the specified loan category.
(4)Nonperforming loan rate is calculated by dividing nonperforming loans as of the end of the period by period-end loans held for investment for the specified loan category.
(5)Period-end loans held for investment and average loans held for investment include billed finance charges and fees. We recognize billed finance charges and fee income on open-ended loans in accordance with the contractual provisions of the credit arrangements and estimate the uncollectible amount on a quarterly basis. Billed finance charges and fees that are ultimately uncollectible are reflected as a reduction in revenue and not included in our net charge-offs.